EXHIBIT 4.22

November 25, 2003

U S Liquids Inc.
411 N. Sam Houston Pkwy. E.
Houston, TX 77060
Attention: Treasurer

     Re: Eighteenth Amendment, Waiver and Consent

Ladies and Gentlemen:

     Please refer to (a) the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as previously amended, the “Credit Agreement”) among U S Liquids Inc. (the “Company”), various financial institutions and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Agent; and (b) each of the following documents: the waiver dated October 4, 2002; the waiver dated October 25, 2002; the waiver and amendment dated as of December 23, 2002; the waiver and amendment dated January 14, 2003; the waiver and amendment dated as of January 31, 2003; the waiver and amendment dated as of March 31, 2003; the amendment and consent dated as of June 30, 2003; the letter agreement dated as of July 15, 2003 regarding the deferral of interest; the amendment, waiver and consent dated as of July 30, 2003; the amendment, waiver and consent dated as of August 29, 2003 (the “17th Amendment”); and the waiver and consent dated as of October 15, 2003 (collectively, the “Prior Waiver Letters”).

     Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.

     1. Introduction. The Company has requested that the Banks, among other things, (a) waive certain existing defaults, (b) amend various financial covenants, (c) consent to various asset sales and (d) extend the Termination Date.

     2. Agreements Requiring the Consent of all Banks.

     (a) Deferral of Commitment Reductions. The Banks agree that all scheduled reductions in the Commitment Amount are deferred until the Termination Date.

     (b) Extension of Termination Date. The definition of “Termination Date” set forth in Section 1.1 of the Credit Agreement is amended by deleting the reference to “December 1, 2003” therein and substituting “February 2, 2004” therefor.

     (c) Consent to Extension of Various Letters of Credit. The Banks consent to the renewal of the Subject Letters of Credit (as defined below) for additional periods not to extend later than March 31, 2004 and agree that the obligations of the Banks to participate in the Subject Letters of Credit pursuant to Section 2.3.2 of the Credit Agreement will survive the termination of the Commitments and the Credit Agreement. The Company agrees that it will, on or prior to the Termination Date, cash collateralize all obligations under the Subject Letters of Credit in full pursuant to documentation in form and substance reasonably satisfactory to the Banks. As used herein, “Subject Letters of Credit” means (A) the $5,436,000 Letter of Credit issued for the

U S Liquids Inc.
November 25, 2003

benefit of Liberty Mutual Insurance Company, (B) the $1,236,862 Letter of Credit issued for the benefit of National Union Fire Insurance Company and (C) the $70,000 Letter of Credit issued for the benefit of Greenwich Insurance.

     3. Agreements Requiring the Consent of the Required Banks.

     (a) Waivers. The Required Banks (i) waive through February 2, 2004 any Event of Default arising from the resignation of Cary Grossman as Chief Financial Officer of the Company, (ii) waive through February 2, 2004 any Event of Default resulting from the failure of the Company to comply with Section 10.26 (Minimum Cumulative EBITDA) of the Credit Agreement for the periods ended May 31, 2003 and June 30, 2003 and Sections 10.6.1 (Minimum Net Worth) and 10.6.3 (Funded Debt to Adjusted EBITDA Ratio) of the Credit Agreement for the periods ended March 31, 2003 and June 30, 2003 and (iii) waive delivery by the Company of its interim financial statements for the Fiscal Quarter ended September 30, 2003 until December 31, 2003; provided that the Company delivers to the Administrative Agent not later than December 15, 2003 a compliance certificate substantially in the form of Exhibit B.

     (b) Consents Regarding Asset Sales.

   (i) The Required Banks consent to each of the following Asset Sales, so long as the Net Cash Proceeds of such Asset Sale (including, to the extent applicable, net collections of accounts receivable and other working capital received by the Company or any Subsidiary following the closing of such Asset Sale relating to the assets sold pursuant to such Asset Sale) are applied in accordance with Section 6 of the 17th Amendment:

   (x) the sale to [Confidential Information Omitted and Filed Separately with the SEC] (the “[Confidential Information Omitted and Filed Separately with the SEC] Sale”) of (1) all or substantially all of the assets of [Confidential Information Omitted and Filed Separately with the SEC] and [Confidential Information Omitted and Filed Separately with the SEC] and (2) various assets of [Confidential Information Omitted and Filed Separately with the SEC] and [Confidential Information Omitted and Filed Separately with the SEC] for Net Cash Proceeds not less than $[Confidential Information Omitted and Filed Separately with the SEC]; provided that the Company may apply up to $[Confidential Information Omitted and Filed Separately with the SEC] of proceeds from the [Confidential Information Omitted and Filed Separately with the SEC] Sale to the settlement of fines and penalties relating to the Detroit Facility;

   (y) the sale of substantially all of the assets of [Confidential Information Omitted and Filed Separately with the SEC] for Net Cash Proceeds not less than $[Confidential Information Omitted and Filed Separately with the SEC]; and

   (z) the sale of the accounts receivable of [Confidential Information Omitted and Filed Separately with the SEC] for Net Cash Proceeds not less than $[Confidential Information Omitted and Filed Separately with the SEC].

   (ii) The Required Banks consent to the retention by the Company and its Subsidiaries of all working capital adjustments up to $1,000,000 (to the extent not previously delivered to the Lenders) received through January 31, 2004 pursuant to the purchase agreements for the sales of (x) various assets of U S Liquids Great Lakes, Inc. to American Waste, Inc. and (y) accounts receivable of U S Liquids Terminal Services,

U S Liquids Inc.
November 25, 2003

Inc., so long as such amounts are used by the Company and its Subsidiaries for working capital purposes.

     (c) Amendments to Financial Covenants. Sections 10.6.4, 10.26 and 10.28 of the Credit Agreement are amended in their entirety to read as follows, respectively:

   “10.6.4 Capital Expenditures. Not permit the aggregate amount of Capital Expenditures (excluding amounts, if any, paid to consummate acquisitions permitted by Section 10.11(c) which constitute Capital Expenditures) made by the Company and its Subsidiaries after October 31, 2003 to exceed $500,000.

   10.26 Minimum Cumulative EBITDA. Not permit cumulative EBITDA for the period beginning on July 1, 2003 and ending on November 30, 2003 to be less than $1,352,000.

   10.28 Minimum Monthly EBITDA. Not permit the cumulative aggregate net income (before the deduction of interest expense, income tax expense, depreciation and amortization) of Waste Research and Recovery, Inc., U S Liquids of Detroit, Inc. and U S Liquids of Florida, Inc. beginning on July 1, 2003 and ending on November 30, 2003 to be less than $1,571,000.

     (d) Addition of New Section 10.29. The following new Section 10.29 is added to the Credit Agreement in appropriate sequence:

   10.29 Accounts Receivable to Sales Ratio. Not permit the ratio of (a) the aggregate book value of accounts receivable of the Company and its Subsidiaries as of the last Business Day of November 2003 to (b) the consolidated revenues of the Company and its Subsidiaries for November 2003 to be less than 2.3 to 1.0.

     4. Limitation on Outstandings. During the period from the date hereof through the Termination Date, the Company shall not request, and the Banks shall have no obligation to make (and the Issuing Bank shall have no obligation to issue), any Loan or Letter of Credit if the Total Outstandings would exceed during any week the lesser of (i) the Commitment Amount and (ii) 110% of the amount designated as the “U.S. Disbursements” for such week in the projections delivered by the Company to the Banks on November 10, 2003.

     5. Reduction of the Commitment Amount. Concurrently with the effectiveness hereof, the Commitment Amount shall be reduced to $21,199,844 (and if, after giving effect to such reduction, the Total Outstandings exceed the Commitment Amount, the Company shall prepay Loans in an amount equal to such excess).

     6. Effectiveness. This letter shall become effective upon receipt by the Agent of the following:

U S Liquids Inc.
November 25, 2003

     (a) counterparts hereof (or facsimiles thereof) executed by the Company and the Required Banks; provided that the agreements set forth in Section 2 shall not become effective until receipt by the Agent of counterparts hereof (or facsimiles thereof) executed by the Company and each Bank;

     (b) a confirmation of the Guarantors substantially in the form of Exhibit A; and

     (c) evidence that the Company has paid all fees and expenses of the Agent (including all attorneys’ fees and charges) incurred on or prior to the date hereof).

     7. Miscellaneous.

     (a) This letter is limited to the matters specifically set forth herein and shall not be deemed to constitute a waiver or consent with respect to any other matter whatsoever. The Agent and the Banks hereby reserve all of their rights, powers and remedies under the Credit Agreement and applicable law.

     (b) This letter may be executed in counterparts and by the parties hereto on separate counterparts.

     (c) This letter shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

     (d) Except as otherwise expressly amended or modified herein, the Credit Agreement and the Prior Waiver Letters (including the representations, warranties, covenants and Events of Default contained therein) shall remain in full force and effect and are hereby ratified and confirmed in all respects.

     (e) Except to the extent expressly set forth herein, the Agent and the Banks do not waive any, but instead hereby expressly reserve all, claims, rights, power and remedies available to the Agent and the Banks under the Credit Agreement and/or applicable law resulting from any event (whether now existing or hereafter arising) that constitutes an Event of Default or Unmatured Event of Default.

     (f) The Company shall deliver to the Agent not later than December 5, 2003 copies of resolutions of the Board of Directors of the Company authorizing the execution and delivery by the Company of this letter and the performance by the Company of its obligations hereunder.

     (g) All cash collateral delivered to the Agent pursuant to Section 6 of the 17th Amendment shall be held by the Agent until all obligations of the Company under Letters of Credit (including the Letters of Credit referred to in Section 2(c)) have been paid in full (including by the application of such cash collateral to pay such obligations).

[SIGNATURE PAGES FOLLOW]

U S Liquids Inc.
November 25, 2003

     Please acknowledge the foregoing by signing a copy of this letter and returning it to the Agent.

Very truly yours,

BANK OF AMERICA, N.A., as Agent

By:

Title:

BANK OF AMERICA, N.A., as a Bank

By:

Title:

FLEET NATIONAL BANK

By:

Title:

BANK ONE, NA

By:

Title:

THE BANK OF NOVA SCOTIA

By:

Title:

UNION BANK OF CALIFORNIA

By:

Title:

U S Liquids Inc.
November 25, 2003

COMERICA BANK

By:

Title:

WELLS FARGO BANK, N.A.

By:

Title:

BNP PARIBAS

By:

Title:

By:

Title:

ACKNOWLEDGED AND AGREED:

U S LIQUIDS INC.

By:

Title:

CONFIRMATION

November 25, 2003

To:	Bank of America, N.A., individually and as Agent, and the other financial institutions party to the Credit Agreement referred to below

     Please refer to the amendment, waiver and consent letter dated as of the date hereof (the “Amendment and Consent”) with respect to the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as amended, the “Credit Agreement”) among U S Liquids Inc., various financial institutions (the “Banks”) and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Agent (the “Agent”).

     Each of the undersigned hereby confirms to the Agent and the Banks that such undersigned has received a copy of the Amendment and Consent and that, after giving effect to the Amendment and Consent and the transactions contemplated thereby, each Loan Document to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

EARTH BLENDS, INC.
MBO, INC.
THE NATIONAL SOLVENT EXCHANGE CORP.
PARALLEL PRODUCTS OF FLORIDA, INC.
RE-CLAIM ENVIRONMENTAL LOUISIANA, L.L.C.
USL FIRST SOURCE, INC.
U S LIQUIDS GREAT LAKES, INC.
U S LIQUIDS OF HOUSTON, L.L.C.
U S LIQUIDS OF DALLAS, L.L.C.
U S LIQUIDS OF CENTRAL TEXAS, L.L.C.
U S LIQUIDS OF CONNECTICUT, INC.
U S LIQUIDS OF GREATER CHICAGO, INC.
U S LIQUIDS OF PENNSYLVANIA, INC.
U S LIQUIDS OF TEXAS, INC.
U S LIQUIDS LP HOLDING CO.
U S LIQUIDS NORTHEAST, INC.
U S LIQUIDS TERMINAL SERVICES, INC.
U S LIQUIDS OF DETROIT, INC.
U S LIQUIDS OF FLORIDA, INC.
USL ENVIRONMENTAL SERVICES, INC.
USL GENERAL MANAGEMENT, INC.

U S Liquids Inc.
November 25, 2003

WASTE RESEARCH AND RECOVERY, INC.

By:

Name:

Title:

USL MANAGEMENT LIMITED PARTNERSHIP

By:	USL General Management, Inc., its General Partner
By:

Name:

Title:

GEM MANAGEMENT, INC.

By:

Name:

Title: